Exhibit 14

FENTURA FINANCIAL, INC.
CODE OF ETHICS

In my role with Fentura Financial, Inc. and/or subsidiaries or affiliates (the “Company”), I certify to the Company and the Audit Committee of the Board of Directors of the Company, that I will adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct to the best of my knowledge and ability:

1.	I will act with honesty and integrity, avoiding actual or apparent conflicts of interest in all personal and professional relationships.

2.	I will provide information that is accurate, complete, objective, relevant, timely and understandable.

3.	I will comply with the rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.

4.	I will act in good faith, responsibly, and with due care. I will not misrepresent material facts or allow my independent judgment to be subordinated or otherwise compromised.

5.	I will respect and maintain the confidentiality of information reviewed or acquired in carrying out my duties except when authorized or otherwise legally obligated to disclose.

6.	I will share knowledge and maintain skills important and relevant to the needs of the Company.

7.	I will proactively practice and promote ethical behavior as a professional in my role with the Company.

8.	I will not solicit for myself or for a third party anything of value from anyone in return for any business, service or confidential information of the Company, nor will I accept anything of value from anyone (except for my wages and as otherwise permitted by law or by the Company’s Employee Handbook) in connection with the business of the Company, either before or after a transaction is discussed or completed.

9.	I will comply with and adhere to all of the Company’s policies and practices, including those policies governing accounting and financial reporting practices and corporate governance.

10.	I will respond honestly and candidly when dealing with the Company’s independent and internal auditors, regulators and attorneys.

11.	I will promptly disclose to an appropriate person or persons any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, and/or violations of this Code.

(Signature)	(Date)